Exhibit 10.3








                             TRIZEC HAHN CORPORATION



                                     - and -



                                  LEE H. WAGMAN







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                              EMPLOYMENT AGREEMENT


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                           Dated as of August 15, 1997


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                                TABLE OF CONTENTS

                                                                            Page

1.       INTERPRETATION........................................................2

         1.1      Definitions..................................................2
         1.2      Grammatical Variations.......................................6
         1.3      Number.......................................................6
         1.4      Sections and Headings........................................6
         1.5      Severabilitv.................................................7
         1.6      Dollars......................................................7
         1.7      Schedules....................................................7
         1.8      Prior Agreements.............................................7
         1.9      Reasonableness of Restrictions...............................7

2.       EMPLOYMENT............................................................7

         2.1      Continuation of Employment...................................7
         2.2      Term.........................................................7

3.       DUTIES................................................................8

         3.1      Position and Reporting.......................................8
         3.2      Duties and Responsibilities..................................8
         3.3      Development Committee........................................8
         3.4      Full-Time Basis..............................................8

4.       COMPENSATION..........................................................9

         4.1      Consideration for Services...................................9
         4.2      Annual Base Salary...........................................9
         4.3      Annual Bonus.................................................9
         4.4      Options.....................................................10
         4.5      Incentive Awards............................................10
         4.6      Expenses....................................................11
         4.7      Benefit Plans...............................................11
         4.8      Retirement Plans............................................11
         4.9      Fringe Benefits.............................................11
         4.10     Vacation....................................................11
         4.11     Relocation..................................................11
         4.12     Deductions and Withholdings.................................11

5.       TERMINATION..........................................................12

         5.1      Cause.......................................................12
         5.2      Disability..................................................12
         5.3      Death.......................................................12

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         5.4      Reasonable Notice...........................................12
         5.5      Dismissal without Cause.....................................12
         5.6      Good Reason.................................................12
         5.7      Voluntary Resignation.......................................12
         5.8      Expiry......................................................13
         5.9      Termination Entitlement.....................................13
         5.10     Full Satisfaction: Resignations and Releases................15
         5.11     Statutory Entitlements......................................16

6.       LOAN.................................................................16

         6.1      Making of Loan..............................................16
         6.2      Forgiveness.................................................16

7.       EXECUTIVE'S COVENANTS................................................16

         7.1      Acknowledgement.............................................16
         7.2      Confidential Information....................................17
         7.3      Restriction on Solicitations................................17
         7.4      Restriction on Competition..................................17
         7.5      Return of Materials.........................................18

8.       GENERAL..............................................................18

         8.1      Notices.....................................................18
         8.2      Amendment and Waiver........................................19
         8.3      Benefit of Agreement........................................19
         8.4      Governing Law...............................................19
         8.5      Acknowledgement.............................................19


Schedule A -      TrizecHahn Development Group Mandate
Schedule B -      Existing Incentive Projects



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                              EMPLOYMENT AGREEMENT



          THIS AGREEMENT made as of the 15th day of August, 1997,

B E T W E E N:

                TRIZECHAHN CORPORATION,
                a corporation existing under the laws of the Province of Ontario,

                (hereinafter referred to as the "Company"),

                                     -and -

                LEE H. WAGMAN,
                of the County of St. Louis, in the
                State of Missouri,

                (hereinafter referred to as the "Executive").

          WHEREAS the Company desires to obtain the continuing services of the Executive for the benefit of the Company and its Associated Companies (collectively, "TrizecHahn") and the Executive is willing to render such services on the terms and conditions hereinafter set forth;

          AND WHEREAS the Company plans to establish a new division or subsidiary (the "Development Company") of the Company or of one of its direct or indirect Subsidiaries that will focus on and be responsible for certain aspects of the real estate development activities of TrizecHahn in the United States, Canada and internationally, including the development activities now conducted by TrizecHahn Centers, Inc., all as more fully described in the attached Schedule A -TrizecHahn Development Group Mandate;

          AND WHEREAS, in return for the compensation and other consideration provided for herein, the Executive has agreed to provide vision, strategic direction and overall management as President of the Development Company pursuant to the terms and conditions of this Agreement;

          NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the respective covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties agree as follows:


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1.      INTERPRETATION

1.1 Definitions. For the purposes of this Agreement, including the recitals and the Schedules hereto:

        (a) "Actual Return", in respect of any Incentive Project and in respect of any period of 12 consecutive calendar months during the period from the Opening of such Incentive Project to the sixth anniversary of such Opening, means the actual levered project return, expressed as a percentage, actually achieved or anticipated by the Development Committee to be achieved for such Incentive Project during such 12-month period; provided, however, that if TrizecHahn's interest in the Incentive Project has been sold, or is subject to a binding agreement of sale, within five years from the Opening of such Incentive Project and no Incentive Award has become payable previously in respect of such Incentive Project, the "Actual Return" in respect of such Incentive Project means the levered internal rate of return, expressed as a rate per annum, realized by TrizecHahn for such Incentive Project; all as determined at such time or times as the Executive may request using the same methodology as that used by the Development Committee to calculate the Projected Return for such Incentive Project;

        (b) "Associated Company" means any body corporate in respect of which the Company owns, directly or indirectly, more than 10% of the equity through the ownership of securities of the body corporate or otherwise;

        (c)     "Board" means the board of directors of the Company;

        (d)     "Cause" means the occurrence of any of the following:

                (i) a material breach by the Executive of this Agreement which has not been cured within 30 days after written notice thereof to the Executive by the Company (such notice to specify in reasonable detail the nature of the claimed breach and the manner in which the Company requires such breach to be cured);

                (ii) the Executive's wrongful misappropriation of any funds or property of TrizecHahn or the Development Company;

                (iii) the Executive's conviction in a court of law or entering of a plea of guilty or no contest to any felony or any crime involving moral turpitude, dishonesty or theft or the breach of any prohibition or restriction in applicable securities laws regarding "insider trading" and similar matters other than an inadvertent breach of applicable securities law of a technical nature that does not give rise


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                        to any  enforcement or other action by any  governmental
                        or regulatory body; or

                (iv) the Executive's commission in bad faith of any act which is conduct that materially damages, or which could reasonably be expected to materially damage, the business or reputation of the Development Company or TrizecHahn;

        (e) "Consumer Price Index" means the United States Consumer Price Index as published by the United States Department of Labor, Bureau of Labor Statistics, or, in the event such index is discontinued or ceases to be so published, any successor or replacement index or publication reasonably selected by the Company's CEO from time to time in consultation with the Executive;

        (f) "Control" means the ownership of at least a majority of the votes attaching to the outstanding securities of a body corporate carrying a right to vote for the election of directors of such body corporate under all circumstances or under circumstances that have occurred and are continuing;

        (g) "Company" includes any successor to the Company or to substantially all its real estate development business;

        (h) "Company's CEO" means the chief executive officer of the Company from time to time;

        (i) "Compensation Committee" means the Board or any duly empowered compensation committee thereof;

        (j) "Date of Termination" means the effective date of any termination of the Executive's employment hereunder;

        (k) "Development Committee" means a committee consisting of (i) the Executive, (ii) the Company's CEO and (iii) the chief operating officer of the Company or any other officer of the Company designated from time to time by the Company's CEO to serve on such committee in the place of the chief operating officer of the Company;

        (l) "Development Company" has the meaning set out in the recitals to this Agreement;

        (m) "Development Project" means a real estate development project, including the expansion of an existing property, proposed for or undertaken by the Development Company in accordance with the Mandate;

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        (n)    "Disability" means the inability of the Executive to perform his duties hereunder by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever) in substantially the manner and to the extent required hereunder prior to the commencement of such illness, incapacity or disability and resulting in the Executive's failure to perform duties for periods aggregating 180 days or more in any continuous 270-day period;

        (o)    "Effective Date" means August 15, 1997;

        (p) "Force Majeure means an act of God, fire, explosion, war, riot or other event that seriously disrupts or delays the implementation of an Incentive Project and was beyond the Development Company's and the Executive's reasonable control and not foreseeable at the time the Incentive Project was approved by the Development Committee, but excluding a failure to obtain any necessary governmental or regulatory approval, permit or authorization;

       (q)     "Good Reason means:

               (i) the assignment to the Executive of any duties inconsistent with the Executive's position as the chief executive officer of the Development Company responsible for providing the vision, strategic direction and overall management of the Development Company, or any other action by the Company or a Subsidiary which results in a diminution in such position, authority, duties or responsibilities, but excluding, in either case, an insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company or the Subsidiary promptly after receipt of written notice thereof to the Company by the Executive (such notice to specify in reasonable detail the nature of the claimed breach and the manner in which the Executive requires such breach to be cured); or

               (ii) any failure by the Company or a Subsidiary to comply with any other terms of this Agreement, other than an insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Company or the Subsidiary promptly after receipt of written notice thereof to the Company by the Executive (such notice to specify in reasonable detail the nature of the claimed breach and the manner in which the Executive requires such breach to be cured);

        (r)    "Incentive Award" has the meaning set out in Section 4.5;

        (s) "Incentive Project" means each of the Development Projects identified in Schedule B and any other Development Project with a total overall project cost of at least


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               $70,000,000 as hereafter approved as an incentive Project by the
               Development Committee, it being understood that any Development Project on which the Development Company consults but does not have primary responsibility for the development or expansion activities would not be designated as an Incentive Project;

        (t) "Initial Term" means the period from the Effective Date to the fifth anniversary of the Effective Date;

        (u)    "Loan" means the loan to be made to the Executive pursuant to
               Section 6.1 in the amount of $2,600,000;

        (v) "Mandate" means the Development Company's mandate as described in Schedule A, as the same may be amended or replaced from time to time by the Committee with the consent of the Executive, such consent not to be withheld or delayed unreasonably;

        (w) "Market Price" means the closing price of the Shares on The Toronto Stock Exchange (or, if the Shares are not then listed and posted for trading on The Toronto Stock Exchange, on such stock exchange in Canada or the United States on which the Shares are listed and posted for trading as may be selected for such purpose by the Board) on the date immediately preceding the date as of which such determination is being made. In the event that the Shares did not trade on such immediately preceding date, the Market Price shall be the average of the bid and ask prices in respect of the Shares at the close of trading on such immediately preceding date. In the event that the Shares are not listed and posted for trading on any stock exchange in Canada or the United States, the Market Price thereof shall be determined by the Board, acting reasonably;

        (x) "Opening" of any Incentive Project means the earliest date on which such Incentive Project is generally recognized as open for business;

        (y) "Option" means (i) an option to purchase Shares granted under the Plan or (ii) a Trizec Option;

        (z) "Person" includes, without limitation, an individual, corporation, partnership, joint venture, association, trust, firm, unincorporated organization or other legal or business entity;

        (aa) "Plan" means the Amended and Restated 1987 Stock Option Plan of the Company, as the same may be amended, supplemented or replaced from time to time;


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        (bb)    "Projected Return", in respect of any Incentive Project, means the pro forma levered project return, expressed as a percentage, for the third year after the Opening of such Incentive Project or, if applicable, the pro forma levered internal rate of return, expressed as a rate per annum, to TrizecHahn for such Incentive Project, all as determined by the Development Committee at the time such Incentive Project is approved and designated as an Incentive Project by the Development Committee, provided that, in either case, such pro forma return shall disregard any Incentive Award payable hereunder;

        (cc) "Return Test", in respect of any Incentive Project, shall be satisfied if the Actual Return for such Incentive Project as of any date within the five-year period following the Opening of such Incentive Project equals or exceeds the Projected Return for such Incentive Project;

        (dd) "Senior U.S. Executives" means the three highest paid U.S. resident executives (other than the Company's CEO) of TrizecHahn in the immediately preceding financial year of the Company;

        (ee) "Shares" means Subordinate Voting Shares in the capital of the Company;

        (ff) "Subsidiary" means a body corporate which is directly or indirectly Controlled by the Company;

        (gg) "TrizecHahn" has the meaning set out in the recitals to this Agreement; and

        (hh) "Trizec Option" means an option to purchase Shares granted prior to November 1, 1996 under the stock option plan of what was then Trizec Corporation Ltd. and that become an option to purchase Shares by operation of the articles of arrangement of Trizec Corporation Ltd. certified on November 1, 1996 by the Director appointed under the Canada Business Corporations Act.

1.2     Grammatical Variations.  Grammatical variations of the terms defined in
Section 1.1 shall have corresponding meanings in this Agreement.

1.3 Number. In this Agreement, words importing the singular number only shall include the plural and vice versa and words importing any gender shall include all genders.

1.4 Sections and Headings. The division of this Agreement into Sections and the insertion of headings are for reference purposes only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Section or other portion hereof. Unless


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otherwise specified, references herein to Sections and Schedules are to the specified Sections of or Schedules to this Agreement.

1.5 Severabilitv. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party.

1.6 Dollars. Unless otherwise indicated, any reference to dollar amounts in this Agreement is expressed in United States dollars.

1.7 Schedules. The following Schedules are attached to and form part of this Agreement:

         Schedule A -  TrizecHahn Development Group Mandate
         Schedule B - Existing Incentive Projects

1.8 Prior Agreements. This Agreement supersedes any and all prior employment, severance and similar agreements, understandings and communications, whether written or oral, between the Company or any of its Associated Companies and the Executive, and the Executive hereby waives and releases all rights and claims under or in respect of any such prior agreement, understanding or communication.

1.9 Reasonableness of Restrictions. The Executive hereby confirms and agrees that the covenants and restrictions pertaining to the Executive contained in this Agreement, including, without limitation, those contained in Section 7, are reasonable and valid and hereby further acknowledges and agrees that the Company would suffer irreparable injury in the event of any breach by the Executive of his obligations under any such covenant or restriction. Accordingly, the Executive hereby acknowledges and agrees that damages would be an inadequate remedy at law in connection with any such breach and that the Company shall therefore be entitled, in addition to any other right or remedy which it may have at law, in equity or otherwise, to temporary and permanent injunctive relief enjoining and restraining the Executive from any such breach.

2.      EMPLOYMENT

2.1 Continuation of Employment. The Company hereby agrees to continue the employment of the Executive as a senior executive of TrizecHahn and to become the President of the Development Company. The Executive hereby accepts such employment as of the Effective Date, all in accordance with and subject to the terms and conditions hereof.

2.2     Term. Unless sooner terminated in accordance with the provisions of
Section 5, the term of the Executive's employment shall be deemed to have commenced on the Effective Date and


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shall continue for a period of five years from the Effective Date; provided that, on the first day of each calendar month following the fourth anniversary of the Effective Date, the term of the Executive's employment shall be extended automatically until the expiry of the period of 12 consecutive calendar months commencing on that date unless either party has previously delivered written notice of non-renewal to the other party.

3.      DUTIES

3.1 Position and Reporting. The Executive shall serve as President of the Development Company and shall be responsible to provide the vision, strategic direction and overall management of the Development Company in accordance with the Mandate. The Executive shall also serve as a director or officer of other Subsidiaries of the Company as requested by the Company's CEO from time to time. The Executive shall report directly to the Company's CEO at such times and in such detail as the Company's CEO shall reasonably require.

3.2 Duties and Responsibilities. Subject always to the control and direction of the Development Committee to the extent provided in this Agreement and the Board in accordance with the Company's corporate governance practices from time to time, the Executive shall perform such executive and managerial duties and responsibilities and shall have such management authority in respect of the Development Company as are consistent with the duties, responsibilities and management authority customarily assumed by the chief executive officer of a significant division or subsidiary of a public company who is responsible for providing the vision, strategic direction and overall management of that division or subsidiary. The Executive's duties and responsibilities shall include those reasonably necessary or incidental to the operations of the Development Company and assigned to him from time to time by the Company's CEO, consistent with the Executive's position as designated in Section 3.1. In furtherance of the foregoing, the Executive shall have responsibility and authority for the general management, administration, long-term planning and day-to-day operations of the Development Company in accordance with, and subject to, the terms, conditions and spirit of the Mandate, including, without limitation, (i) the development and implementation of the Development Company's annual operating and financial plan, subject to the prior approval of such plan by the Development Committee, (ii) the hiring, evaluation and termination of senior management personnel of the Development Company and (iii) the development and implementation of the Development Company's compensation and benefit programs, subject to the prior approval of the Development Committee.

3.3 Development Committee. In addition to the approval rights contemplated by Section 3.2, the Development Committee shall have joint responsibility and authority for creating the Development Company's overall development strategy in accordance with the Mandate, including establishing the Projected Return for each Incentive Project.

3.4 Full-Time Basis. The Executive's employment hereunder shall be full-time and exclusive. For so long as he remains employed hereunder, the Executive agrees that he will (i)


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devote substantially all of his business time and attention, his reasonable best efforts, and all his skill and ability to promote the interests and goodwill of the Development Company and TrizecHahn, (ii) carry out his duties in a competent and professional manner and (iii) work with other employees of the Development Company and TrizecHahn in a competent and professional manner. Notwithstanding the foregoing, the Executive shall be permitted to engage in other business activities (as an active participant or a passive investor), including, without limitation, serving on civic or charitable boards and committees and performing speaking engagements, provided that (x) any such business activities are not rendered for a Person which transacts business with the Development Company or TrizecHahn or which engages in business competitive with that conducted by the Development Company or TrizecHahn (excluding the ownership of not more than 1/4 of 1% of the outstanding shares of any class of a corporation that are publicly traded where the Executive has no involvement in the corporation other than as a passive investor and excluding any involvement of the Executive in any of Galleria Partners, L.P., Hycel Partners I, L.P., Crestwood Plaza, L.L.C., any successor to any such entity or any assignee of any such entity which has been approved by the Company's CEO, which approval shall not be unreasonably withheld or delayed) and (y) such civic, charitable, business and other activities, both individually and collectively, do not interfere with the performance of the Executive's duties or responsibilities under this Agreement.

4.      COMPENSATION

4.1 Consideration for Services. Except as otherwise provided for herein, for so long as the Executive remains employed hereunder, the Company shall pay and provide, or cause to be paid and provided, to the Executive the compensation and benefits set out in this Section 4, and the Executive shall accept the same, as full compensation and consideration for the performance of the services to be rendered by him under this Agreement.

4.2 Annual Base Salary. The Executive shall be entitled to a base salary payable at the rate of $625,000 per annum, subject to adjustment as provided in this Section. Such base salary shall be payable in installments in accordance with the usual compensation practices of the Development Company from time to time. The amount of such base salary as in effect for any immediately preceding year shall be increased as of January l in each year, commencing in 1998, by at least the percentage increase in the Consumer Price Index since January 1 of such immediately preceding year. The base salary amount shall be reviewed annually by the Compensation Committee.

4.3 Annual Bonus. Each December, the Compensation Committee shall determine, in its sole discretion, whether the Executive should receive a lump-sum cash bonus based on the Executive's contributions to the Company and the Development Company and the amount of any such bonus. The Company acknowledges that, in its discussions with the Executive, both the Company and the Executive had an expectation that, if awarded by the Compensation Committee, such bonus would be targeted at 50%-60% of the Executive's base salary. The Executive acknowledges, however, that the decision whether to grant a bonus in any given year and, if granted, the amount of the bonus are both to be determined by the Compensation Committee in its sole


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discretion. Any such bonus awarded by the Compensation Committee shall be paid by the Company or the Development Company.

4.4 Options. The Board has approved the grant to the Executive of Options to purchase 300,000 Shares pursuant to the Plan. In addition, the Executive will be granted on the next grant date immediately following each of the second, third, fourth and fifth anniversaries of the Effective Date Options to purchase an additional 100,000 Shares on each such date, such Options to be granted in accordance with and subject to the terms and conditions of the Plan. Although the parties acknowledge that grants of Options are made in the discretion of the Compensation Committee and the Board, the failure of the Company to grant any Options required by this Section 4.4 on a timely basis shall be a material breach of this Agreement.

4.5 Incentive Awards. Following the Opening of each Incentive Project, the Executive shall receive an incentive award (an "Incentive Award") if the Incentive Project satisfies its Return Test within five years; provided that, if TrizecHahn's interest in the Incentive Project is subject to a binding agreement of sale at the expiry of such five-year period, the period in which such Return Test may be satisfied shall be extended until the completion or termination of the sale of TrizecHahn's interest pursuant to such agreement of sale. The amount of the Incentive Award shall be $1,200,000; provided that if, at the time the Incentive Project was approved and designated as an Incentive Project by the Development Committee, the product obtained by multiplying the total overall project cost of the Incentive Project by TrizecHahn's percentage ownership interest in the Incentive Project (such product being referred to in this Section 4.5 as "TrizecHahn's Cost") is less than $50,000,000, the amount of the Incentive Award shall be $1,200,000 multiplied by the percentage that TrizecHahn's Cost is of $70,000,000. If the Return Test is not satisfied within five years following such Opening (subject to extension as provided above where the Incentive Project is subject to a binding agreement of sale at the expiry of such five-year period), no Incentive Award shall be payable in respect of such Incentive Project; provided that, if the Incentive Project fails to satisfy the Return Test by reason of Force Majeure, the Company and the Executive shall make such adjustments to the timing, amount or conditions to payment of an incentive award for such Incentive Project as they may mutually determine to be appropriate in the circumstances. As soon as reasonably practicable after the determination that the Return Test has been satisfied, the Incentive Award shall be satisfied by the issuance of Shares having an aggregate value (based on the Market Price on the date of issue) equal to the amount of the Incentive Award; provided, however, that if the Company is prohibited by any legal, regulatory or stock exchange requirement from issuing such Shares without obtaining shareholder approval, filing a prospectus or registration statement, preparing an offering memorandum or complying with any other significant requirement or if the Company determines, acting reasonably, that it would be inappropriate to issue Shares at the relevant time by reason of the timing of any proposed offering of securities by the Company or any of its affiliates, the Company may elect to satisfy the Incentive Award in cash. The amount of the Incentive Award shall be increased by the percentage increase in the Consumer Price Index from the Effective Date to the date on which the Incentive Award becomes payable.


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4.6     Expenses. For so long as he remains employed hereunder, the Executive shall be reimbursed promptly for all reasonable, ordinary and necessary business or entertainment expenses incurred in the performance of his services hereunder, including the travel and moving expenses referred to in Section 4.11. The Executive shall furnish the Development Company with invoices, statements or other appropriate supporting documents for all expenses in respect of which the Executive claims reimbursement in accordance with the Development Company's usual practices from time to time.

4.7 Benefit Plans. For so long as he remains employed hereunder, the Executive and, to the extent eligible, his dependants shall be entitled to participate in and receive all benefits under any benefit plan including any welfare benefit plans and programs (including, without limitation, medical, dental, disability, group life (including accidental death and dismemberment) and business travel insurance plans and programs) now or hereafter provided by TrizecHahn to the Senior U.S. Executives in accordance with the terms of such plans and programs as in effect from time to time.

4.8 Retirement Plans. For so long as he remains employed hereunder, the Executive shall be entitled to participate in all retirement plans and programs now or hereafter provided by TrizecHahn to the Senior U.S. Executives.

4.9 Fringe Benefits. For so long as he remains employed hereunder, the Executive shall be entitled to receive fringe benefits and perquisites in accordance with the plans, practices, programs and policies of TrizecHahn from time to time in effect which are available generally to the Senior U.S. Executives, including any automobile allowances.

4.10 Vacation. The Executive shall be entitled to four weeks' paid vacation during each calendar year to be taken at such time or times as shall not materially interfere with the Executive's fulfillment of his duties hereunder, and shall be entitled to as many holidays, sick days and personal days as are in accordance with the policy then in effect for the Senior U.S. Executives.

4.11 Relocation. Pending the relocation of the Executive's personal residence to the area of the headquarters of the Development Company, the Executive shall be reimbursed for his reasonable travel expenses to commute between his St. Louis residence and the Development Company's headquarters and for his reasonable living expenses for temporary accommodation in the area of such headquarters. The Executive shall also be reimbursed for his reasonable actual moving expenses in connection with his relocation from St. Louis to the area of the Development Company's headquarters. For certainty, the Executive shall not be entitled to any reimbursement or compensation for any loss suffered as a result of any diminution in the value of his residence in St. Louis or any costs incurred in connection with the sale of such residence.

4.12 Deductions and Withholdings. The Company and the Development Company shall be entitled to make such deductions and withholdings from the Executive's remuneration as may be required by law and as may be required by the Executive's participation in or receipt of any benefit, stock option or other program contemplated hereby, and the obligations of the Company and the Development Company in respect thereof shall thereby be satisfied to the extent of such deductions and withholdings.

5.      TERMINATION

5.1 Cause. The Company's CEO or the Board may terminate the employment of the Executive at any time for Cause by giving written notice of termination to the Executive at least three days prior to the effective date of termination, which notice shall specify in reasonable detail the basis for the determination of Cause.

5.2 Disability. The Company may terminate the employment of the Executive at any time if the Executive suffers a Disability by giving written notice of termination to the Executive at least 60 days before the effective date of termination, which date shall be the last day of a calendar month during the continuance of such Disability. The Executive shall cooperate in all respects with the Company if a question arises as to whether he has become disabled. Without limiting the generality of the foregoing, the Executive shall authorize his medical doctor or other health care specialist to discuss the condition of the Executive with the Company and shall submit to examination by a medical doctor or other health care specialist selected by the Company.

5.3 Death. The Executive's employment hereunder shall terminate automatically upon his death.

5.4 Reasonable Notice. From and after the fourth anniversary of the Effective Date, the Company's CEO or the Board may terminate the Executive's employment by giving written notice of termination to the Executive at least one year prior to the effective date of termination.

5.5 Dismissal without Cause. The Company's CEO or the Board may terminate the Executive's employment other than as provided in the foregoing provisions of this Section 5 at any time by giving written notice of termination to the Executive.

5.6 Good Reason. The Executive may terminate his employment here under at any time for Good Reason by giving written notice of termination to the Company at least 30 days prior to the effective date of termination. Where the Executive gives notice to the Company of any breach of this Agreement or other occurrence that, if not remedied, would constitute Good Reason and such breach or occurrence is not remedied within 30 days thereafter, the Executive's right to terminate pursuant to this Section shall be deemed to have been waived if not exercised within a further period of 30 days.

5.7 Voluntary Resignation. From and after the fourth anniversary of the Effective Date, the Executive may terminate his employment without Good Reason by giving written notice to the Company at least one year prior to the effective date of termination.

5.8 Expiry. The Executive's employment hereunder shall terminate automatically upon the expiry of his term of employment, as the same may be extended from time to time pursuant to Section 2.2.

5.9 Termination Entitlement. Upon any termination of the Executive's employment hereunder:

        (a)     Severance.  Subject as provided in Sections 5.9(b),(c),(d) and
                (e):

                (i) if the Executive's employment is terminated by the Company without Cause pursuant to Section 5.5 or by the Executive for Good Reason, the Executive shall be entitled to receive any accrued and unpaid base salary and vacation pay and any unpaid reimbursements up to the Date of Termination and, as liquidated damages, the base salary otherwise payable to him until the later of (A) the expiry of the Initial Term and (B) the first anniversary of the Date of Termination; and

                (ii) if the Executive's employment is terminated other than in either of the circumstances referred to in clause (i) above, the Executive (or his estate, as the case may be) shall not be entitled to any severance, payment in lieu of notice of termination or similar payment in respect of such termination other than any accrued and unpaid base salary and vacation pay and any unpaid reimbursements up to the Date of Termination;

        (b) Options. The following provisions shall apply in respect of all Options held by the Executive as of the Date of Termination:

                (i) if the Executive's employment is terminated for Cause, any Trizec Options held by the Executive and exercisable immediately prior to the Date of Termination shall continue to be exercisable for a period of 30 days (but no more) after the Date of Termination and all other Options held by the Executive shall terminate as of the Date of Termination;

                (ii) if the Executive's employment is terminated by reason of his Disability or death, the Executive (or his estate, as the case may be) shall be entitled to exercise all Options held by the Executive, whether or not vested, at any time within one year following the Date of Termination;

                (iii) if the Executive terminates his employment for Good Reason or the Company terminates his employment without Cause pursuant to Section 5.5, all Options held by the Executive shall vest, shall be exercisable immediately and shall remain in force until their original expiration dates and, in the event that all the Options required to be granted under Section 4.4 following the second, third, fourth and fifth anniversaries of the Effective Date have not been granted, the Company shall make a payment to the Executive in respect of any such ungranted Options on the date or dates upon which such Options would have been required to be granted in an amount equal to the value of such ungranted Options as determined under the so-called "Black-Scholes" pricing rule (or any other then generally recognized formula for valuing stock options) by a major investment banking firm in the United States or Canada selected by the Board which is not then regularly engaged on behalf of the Company; and

                (iv) if the Executive's employment is terminated other than in any of the circumstances referred to in clauses (i),
                        (ii) and (iii) above, (A) the Executive shall have a period of 30 days following the Date of Termination in which to exercise any vested Options held by him at the Date of Termination and any such Options that remain unexercised at the end of such 30-day period shall terminate unless extended by the Board, in its absolute discretion, in accordance with the terms of the Plan and
                        (B) any unvested Options held by the Executive at the Date of Termination shall terminate unless the Board otherwise determines, in its absolute discretion, in accordance with the terms of the Plan;

        (c) Loan Forgiveness. The outstanding principal amount of the Loan shall be forgiven unless the Executive's employment has been terminated by the Executive without Good Reason, in which case the outstanding principal amount of the Loan shall become payable on demand, without interest, and the Company shall have the right, on behalf of itself and its Subsidiaries, to set off the outstanding principal amount of the Loan, in whole or in part, against any amount payable from time to time by the Company or any of its Subsidiaries to the Executive;

        (d) Benefits: Continuation of Medical Coverage. Any benefits to which the Executive or his beneficiaries may be entitled under the various benefit plans and programs in which he participates by reason of his employment hereunder shall be determined as of the Date of Termination in accordance with the terms of such plans and programs; provided that:

                (i) if the Executive's employment is terminated by the Executive for Good Reason or by the Company without Cause pursuant to Section 5.5, to the extent permitted under the terms of such plans and programs, the Executive shall be entitled to continue to participate in the group medical, dental and hospitalization plans and programs until the later of
                        (A) the expiry of the Initial Term and (B) the first anniversary of the Date of Termination; and

                (ii) without in any way limiting clause (i) of this Section 5.9(d), regardless of the circumstance in which the Executive's shall be employment is terminated, to the extent permitted under the terms of such plans and programs, the Executive entitled to continue to participate in the group medical, dental and hospitalization plans and programs at his own cost, without any contribution or reimbursement by the Company or the Development Company, until the Executive obtains alternative employment or until the expiry of five years following the Date of Termination, whichever occurs first; and

        (e) Incentive Awards. The Executive shall not be entitled to any Incentive Award in respect of any Incentive Project unless the Return Test has been satisfied on or before the Date of Termination; provided, however, that (i) if the Executive's employment is terminated (A) by the Executive's death or Disability, (B) by the Company by giving notice pursuant to
                Section 5.4 or without Cause pursuant to Section 5.5, (C) by the Executive for Good Reason or by giving notice pursuant to
                Section 5.7 or (D) by the expiry of the Executive's term of employment pursuant to Section 5.8, the Executive shall be entitled to (x) an Incentive Award in respect of each Incentive Project then under construction or in operation and for which the Return Test has not been satisfied on or before the Date of Termination to be paid, if at all, in the amount and manner and at the time specified in Section 4.5 and (y) an incentive award in respect of each Incentive Project for which construction has not commenced in such amount, at such time and subject to such conditions as the Company's CEO and the Executive (or his estate, as the case may be) may mutually agree recognizes the Executive's contribution to the Incentive Project on a basis that is fair to both the Executive and the Development Company and (ii) if the Executive's employment is terminated by the Company for Cause solely as a result of the Executive's conviction in a court of law or entering of a plea of guilty or no contest to any felony and the Executive establishes to the satisfaction of the Company's CEO that such felony could not reasonably be expected to adversely affect TrizecHahn (including, without limitation, its business reputation), the Executive shall be entitled to an incentive award in respect of each Incentive Project for which the Return Test has not been satisfied on or before the Date of Termination in such amount, at such time and subject to such conditions as the Company's CEO and the Executive may mutually agree recognizes the Executive's contribution to the Incentive Project on a basis that is fair to both the Executive and the Development Company.

5.10 Full Satisfaction: Resignations and Releases. Other than as provided in the foregoing provisions of this Section 5, the Executive (and his estate, if applicable) shall have no claim whatsoever against the Company, the Development Company, TrizecHahn or any other Person for damages, remuneration or otherwise arising out of or relating to any termination of his employment hereunder. The Executive specifically agrees to execute a formal release document to that effect and shall deliver appropriate resignations from all offices and positions with the Development Company, the Company or any other Subsidiary of the Company if and when requested by the Board or the Company's CEO following any termination of his employment.

5.11 Statutory Entitlements. The amounts payable to the Executive pursuant to this Section 5 upon the termination of his employment shall be reduced by the amount of any payments which the Company or the Development Company is obligated to make to the Executive by reason of such termination pursuant to applicable employment standards legislation.

6.      LOAN

6.1 Making of Loan. Upon the execution of this Agreement, the Company shall make or cause to be made an interest-free loan to the Executive in the amount of $2,600,000. The Loan shall be payable by the Executive only in the event and to the extent provided in Section 5.9(c) of this Agreement.

6.2 Forgiveness. The Company hereby agrees to forgive one-third of the original amount of the Loan, until the Loan is forgiven in full, at the Opening of each Incentive Project, regardless of whether the Return Test is satisfied in respect of such Incentive Project. Any such loan forgiveness shall be in addition to any Incentive Award which may be payable in respect of such Incentive Project.

7.      EXECUTIVE'S COVENANTS

7.1     Acknowledgement.  The Executive acknowledges and agrees that:

        (a) in the course of performing his duties and responsibilities hereunder, he will have access to and will be entrusted with detailed confidential or proprietary information concerning the Development Company and TrizecHahn, the disclosure of any of which to competitors of TrizecHahn or to the general public, or the use of same by the Executive or any competitor of TrizecHahn, would be highly detrimental to the interests of the Development Company and TrizecHahn;

        (b) in the course of performing his duties and responsibilities hereunder, the Executive will be a representative of the Development Company and TrizecHahn to third parties and as such will have significant responsibility for maintaining and enhancing the goodwill of the Development Company and TrizecHahn with such parties;

        (c) the Executive, as an officer of the Development Company and a senior executive of TrizecHahn, owes fiduciary duties to the Development Company, the Company and

                TrizecHahn, including to act in the best interests of the Development Company, the Company and TrizecHahn; and

        (d) the right to maintain the confidentiality of such confidential and proprietary information, the right to preserve the goodwill of the Development Company and TrizecHahn and the right to the benefit of any relationships with third parties that have developed by virtue of the Executive's employment hereunder constitute proprietary rights of TrizecHahn which TrizecHahn is entitled to protect.

                In acknowledgement of the matters described above and in consideration of the payments and other benefits to be received by the Executive pursuant to this Agreement, the Executive hereby agrees to comply with the covenants and restrictions set out in this Section 7.

7.2 Confidential Information. The Executive shall maintain the confidentiality of all confidential and proprietary information concerning the Development Company or TrizecHahn for a period of three years (or one year if the Executive's employment is terminated by the Company without Cause pursuant to Section 5.5 or by the Executive for Good Reason) following the Date of Termination or, if earlier, until the date, if any, on which (i) the relevant information becomes available to the public or is made available to the Executive from a source which is not bound by an obligation of confidentiality to the Development Company or TrizecHahn or (ii) the Executive is required to disclose such information by any court or governmental or regulatory authority of competent jurisdiction (in which case the Executive shall be entitled to disclose or make use of such information only to the extent he is so required).

7.3 Restriction on Solicitations. The Executive shall not, without the specific prior written consent of the Board or the Company's CEO, during the term of this Agreement and for a period of two years after the Date of Termination, either on his own behalf or on behalf of any other Person, solicit the services of or entice away any Person employed by or otherwise providing services to TrizecHahn on a full-time or part-time basis or solicit any customers, clients or suppliers of the Development Company or TrizecHahn to transfer any business from the Development Company or TrizecHahn to any other Person.

7.4 Restriction on Competition. For so long as he remains employed hereunder and for a period of one year following the Date of Termination, the Executive shall not, either individually or in partnership or jointly or in conjunction with any other Person, as principal, agent, shareholder or in any other capacity whatsoever, carry on or be engaged in or concerned with or have any ownership or other interest in, or advise, lend money to, guarantee the debts or obligations of, or permit his name or any part thereof to be used or employed by or associated with, any business or activities that are competitive with the real estate development activities of TrizecHahn in the United States or Canada; provided that (i) this Section 7.4 shall not apply in connection with any of the activities permitted under Section 3.4 or in connection with any private investment vehicle formed and controlled by the Executive after the Date of Termination and (ii) if the Executive is in default of his obligations under this Section, the one-year period referred to above in this Section shall be extended by one day for every day that such default continues.

7.5 Return of Materials. All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and other data (including financial and other information) pertaining to the Development Company or TrizecHahn which may come into the possession or control of the Executive shall at all times remain the property of TrizecHahn. Upon termination of the Executive's employment hereunder for any reason, the Executive agrees to immediately deliver to the Company all such property of TrizecHahn in the possession of the Executive or directly or indirectly under the control of the Executive. The Executive agrees not to make, for his personal or business use or that of any other party, reproductions or copies of any such property or other property of TrizecHahn.

8.      GENERAL

8.1 Notices. Any notice or other communication to be given in connection with this Agreement shall be in writing and may be given by personal delivery, facsimile or registered mail addressed to the recipient as follows:

        (a)     if to the Executive:

                4350 La Jolla Village Drive
                San Diego, California 92122

                or to the new headquarters of the Development Company if such headquarters cease to be at me address specified above; and

        (b)     if to the Company:

                Trizec Hahn Corporation
                BCE Place
                181 Bay Street Suite 3900
                P. O. Box 800
                Toronto, Ontario
                M5J 2T3

                Attention: Chief Executive Officer

or such other address as may be designated by notice by either party to the other. Any notice or other communication given by personal delivery or facsimile shall be conclusively deemed to have been given on the day of actual delivery or transmission thereof and, if made or given by registered mail, on the fifth day, excluding Saturdays, Sundays and statutory holidays in Ontario or California, following the deposit thereof in the mail. If the party giving any notice or other communication knows or ought reasonably to know of any difficulties with the postal system in Canada or the United States which might affect the delivery of mail, any such notice or other communication shall not be mailed but shall be given by personal delivery or facsimile.

8.2 Amendment and Waiver. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party to be bound thereby, except as otherwise provided in Section 5.6. A waiver of any provision of this Agreement by either party shall not be construed as a waiver of a subsequent breach or failure of the same provision, or a waiver of any other provision.

8.3 Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Executive and the successors and assigns of the Company. This Agreement is personal to the Executive and may not be assigned by him.

8.4 Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of New York and each party unconditionally and irrevocably submits to the non-exclusive jurisdiction of the courts of such state and of the courts of the Province of Ontario. [A line is drawn through the words "and of the courts of the Province of Ontario." and the initials GW and LHW are written below those words.]

8.5     Acknowledgement.  The Executive acknowledges that:

        (a) the Executive has had sufficient time to review and consider this Agreement thoroughly;

        (b) the Executive has read and understands the terms of this Agreement and the Executive's obligations hereunder;

        (c) the Executive has obtained independent legal advice concerning the interpretation and effect of this Agreement; and

        (d) this Agreement is entered into voluntarily and without any pressure.

                IN WITNESS WHEREOF the parties have executed this Agreement the _____ day of December, 1997.

                                               TRIZEC HAHN CORPORATION


                                               by    /s/ Gregory C. Wilkins
                                                  -----------------------------


SIGNED, SEALED AND DELIVERED        )
         in the presence of         )
                                    )
                                    )
                                    )
                                    )                 /s/ Lee H. Wagman
----------------------------        )             -----------------------------
           Witness                  )                 Lee H. Wagman

                                   SCHEDULE A

                      TRIZECHAHN DEVELOPMENT GROUP MANDATE

                                  See attached.

                                              Discussion Draft: October 12 1997
                                              ---------------------------------

                     TRIZECHAHN DEVELOPMENT GROUP - MANDATE

The following outlines the principal elements of a suggested mandate for the newly-formed TrizecHahn development group. Although the optimal legal and financial structure for the new development group has yet to be settled, for ease of reference, the group will be referred to as "TDC" (i.e., "TrizecHahn Development Corporation"). The purpose of the outline is to clarify the anticipated role of TDC to a degree sufficient to support recommendations in other key areas, such as TDC's staffing requirements, legal and tax structure, management processes, budgeting and cost allocation policies and business plan generally.

It seems clear that a number of TDC's functions will be international in scope. However, there appear to be noteworthy differences anticipated, at least initially, as between TDC's role in: (1) North America; (2) Asia and South America; and (3) Europe. As a result, for purposes of this preliminary outline, TDC's mandate for each of those three geographic regions has been described separately. In addition, the discussion of the mandate in each region is organized to address the five key requirements of the development process: (1) the formulation of strategy; (2) the identification of development opportunities; (3) the evaluation of opportunities; (4) the execution of approved projects; and (5) the transition from the development of a project to actual operations.

In view of the expertise in the office segment which resides in TrizecHahn Office Properties ("TH Office"), throughout this outline, the approach to be taken to office-only projects and mixed-use projects in which the office component is likely to be dominant (collectively referred to as "office projects") is discussed separately.

                                     SUMMARY

In its most basic form, TDC's mandate is to identify, evaluate, recommend and, following approval, execute as quickly as possible the maximum number of development projects which meet TrizecHahn's return, strategic and other criteria. Pending the formulation of more specific domestic and international development strategies, the relevant projects may include (either directly or through partners) retail-entertainment, office, residential, hotel, industrial and mixed-use development.

In North America, TDC will be responsible for identifying, evaluating, recommending and executing all development opportunities, other than office projects. TrizecHahn's development strategy in North America will be set by the Chairman of TrizecHahn Corporation ("TZH"), the President of TZH and the President of TDC, acting in consultation with an informal "Steering Committee" involving other members of senior management. The officers who are expected to participate in the Committee's activities include the Managing Director, International of TZH, the President of TH Office, the Chief Operating

Officer of TDC, the Chief Financial Officer of TZH and other members of senior management as circumstances warrant.

With respect to office projects in North America, responsibility for the identification and evaluation of opportunities will fall to TH Office in accordance with a program to be developed by TH Office in consultation with TDC. North American office projects which move to the execution stage will be handled by appropriately-qualified project managers (either to be hired or one of the two currently employed by TH Office and TZH). Other than the Bay-Adelaide and Banker's Hall projects, it is proposed that the actual execution of all North American office development projects will be managed by TDC. However, this is a matter which is deserving of further discussion (including in relation to the role, if any, to be played by the JBG development group in support of TrizecHahn's office development program).

With respect to development projects in Asia and South America, strategy will be set by the Chairman of TZH, the President of TZH and the President of TDC, acting in consultation with the Steering Committee and, for Asia, the Managing Director of TrizecHahn Asia Pacific ("TH Asia Pacific"). The identification of development opportunities in Asia will be the responsibility of TH Asia Pacific. The evaluation of those opportunities will be a cooperative effort between TH Asia Pacific and TDC (and, where appropriate, staff drawn from TH Office). For Asian projects which move to the execution phase, TDC will become directly responsible.

Through the Steering Committee, TDC will participation decisions regarding the organization and implementation of TrizecHahn's South American program. The extent to which TDC will be called upon to participate in or take responsibility for the identification, evaluation or execution of development opportunities in South America will be determined in response to the circumstances encountered as the investigative process in South America proceeds. Among the factors which will affect TDC's role in South America is the extent to which TrizecHahn is successful in either acquiring or establishing close relationships with South American companies with independent development capabilities.

With respect to development opportunities in Europe, TDC's role is expected to be limited to consultation to the extent requested by TrizecHahn Europe or by the Chairman or President of TZH.

                                   SCHEDULE B

                           EXISTING INCENTIVE PROJECTS


                                               Projected Return
                               ------------------------------------------------
                                   Levered Project
                                       Return                 Levered Project
    Development Project             for Third Year               Return IRR
------------------------------  ------------------------   --------------------

Valley Fair Mall - Expansion           12.7%                        35.2%
San Jose, California

Fashion Outlet of Las Vegas            19.8%                        23.9%
Las Vegas, Nevada

TrizecHahn Corporation Letterhead                             Gregory C. Wilkins
                                                                       President
                                                     and Chief Operating Officer

                                                               Tel  416 682 8608
                                                               Fax  416 364 2389


September 29, 2000

Mr. Lee H. Wagman
13984 Aubrey Road
Beverly Hills, California
90210

Dear Lee:

Further to our recent discussions on your compensation package, I would like to confirm the following amendments to the applicable sections of your Employment Agreement.

1.      Annual Base Salary/Cost of Living Allowance (COLA)

While your current annual base salary of $672,000 will remain unchanged, other than future merit and/or CPI adjustments, you will receive a supplemental Cost of Living Allowance (COLA) in the annualized amount of $228,000. Please note, this special supplement to your base compensation will not be factored into the calculation of incentive bonus awards or salary-driven employment benefit/insurance entitlements, however it will be subject to an appropriate annual CPI adjustment. The effective date of the supplemental COLA will be retroactive to July 1, 2000.

An Annual Bonus for the year 2000 will be paid on January 3, 2001 in an amount equal to 50% of the total Annual Base Salary paid to you during the year 2000.

2.      Relocation Award

A one-time award of $800,000 is to be granted by way of forgiveness of that portion of the loan provided by TrizecHahn Corporation to you to assist with the purchase of your home in Los Angeles. As consideration for the extra costs of your move, an additional $400,000 has been drawn under that loan as of September 21, 2000.

The partial loan forgiveness referred to above will become effective upon the sale of your St. Louis residence in the event of such loss.

                                                       BCE Place, 181 Bay Street
                                                       Suite3900, Box 800
                                                       Toronto, Ontario Canada
                                                       M5J 2T3

Lee Wagman - Amendment to Employment Agreement

3.      Incentive Award for Desert Passage/Year 2000 Bonus

As recognition of the success of Desert Passage, the Incentive Award for this project will be earned and, as I previously indicated to you, paid by November 30, 2000.

The Award is $1,293,600, which reflects the contractually agreed award of $1,200,000 adjusted per the original agreement by the CPI increase of 7.8% from July 1997 to July 2000.

An additional Incentive Award of $500,000 will be paid for the Desert Passage project upon closing of the sale of all or a majority interest in this asset.

4.      Future Incentive Awards

The Incentive Award for the Hollywood & Highland project will be paid when and if the return on cost is reasonably anticipated to achieve 12%, which is the return originally approved by the Development Committee. A supplemental award doubling this project's Incentive Award will be paid when and if the return on cost on this project is reasonably anticipated to achieve 13.5 %.

The Hollywood Hotel project is acknowledged to be a separate Incentive Project, and an Incentive Award will be paid for it when the return on equity is reasonably anticipated to achieve 11.3%, which is the return originally approved by the Development Committee. A supplemental award doubling this project's Incentive Award will be paid when and if the internal rate of return (IRR) on this project is reasonably anticipated to achieve 17%.

The Incentive Award for the Paseo Colorado project will be paid when and if the return on cost is reasonably anticipated to achieve 10.9%, which is the return originally approved by the Development Committee, or at an earlier date upon closing of a sale of this project so long as if a reasonable portion of the project's anticipated development profit is achieve thereby.

5.       Term

The term of Employment Agreement will be extended by one year to August 15, 2003, in order to help realize the full value of our investments.

Yours truly,
TrizecHahn Corporation



/s/ Gregory C. Wilkins
Gregory C. Wilkins
President and
Chief Operating Officer





Lee Wagman - Amendment to Employment Agreement


                                       2